Exhibit 99(b)

Oncor Electric Delivery Transition Bond Company LLC

Statement of Collection Account Balances as of

September 30, 2008

The balances in the sub-accounts on deposit with the trustee as of the above date were:

	Series 2003-1	Series 2004-1
General Sub-Account	$37,576,883.45	$11,826,153.22
Capital Sub-Account	$2,503,400.29	$3,969,813.53
Overcollateralization Sub-Account	$1,043,007.59	$1,323,194.14
Reserve Sub-Account	$1,267,203.33	$1,539,369.88

REP Deposit Account *	$9,371,821.47

*	REP deposits are held in one account with a sub-ledger outlining the respective amount of each REP’s deposit attributable to each series of bonds.